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                                                                    EXHIBIT 10.3

                                 JOINT GUARANTEE

Idenix Pharmaceuticals Inc., a company registered under the laws of the State of Delaware, United States of America, with registered offices located at 60 Hampshire Street, Cambridge, MA 02139, USA, represented by Ms. Andrea J. Corcoran, acting in her capacity as Executive Vice President, Legal and Administration, duly authorized to this end,

Hereby grants a joint and indivisible guarantee in connection with the Promise to Lease entered into the date hereof between Societe d'Equipement de la Region Montpellieraine (hereinafter the "SERM"), the lessor, and Idenix SARL, the lessee, (hereinafter, the "PROMISE"); SERM has requested that Idenix Pharmaceuticals, Inc., a US company which indirectly fully owns the share capital of Idenix SARL, guarantee the payment by Idenix SARL of all of the amounts due under the Promise and, after restatement of the Promise, of all the amounts which may be due under the lease agreement entered into between SERM, Idenix SARL and the Communaute d'Agglomeration de Montpellier (hereinafter, the "LEASE AGREEMENT").

Idenix Pharmaceuticals, Inc. guarantees on a joint and several basis the payment of the whole of the amounts due by Idenix SARL under the Promise.

Idenix Pharmaceuticals, Inc. will have the benefit of any rights and remedies of Idenix SARL under the terms of the Promise and this guarantee shall not be interpreted as imposing upon Idenix Pharmaceuticals, Inc. any obligations whatsoever that are greater or different than those expressly accepted by Idenix SARL under the Promise.

Insofar as the Promise is restated by Idenix SARL, this guarantee shall apply to the Lease Agreement entered into by virtue of the Promise, in such a manner that the payment of the whole of the amounts due by Idenix SARL to the SERM under the Lease Agreement shall be guaranteed by Idenix Pharmaceuticals, Inc., under the terms described herein.

This Agreement shall become enforceable without recourse to a court decision and without any demand letter when the amounts owed to the SERM shall become due for payment.

The guarantor (Idenix Pharmaceuticals, Inc.) hereby expressly waives the right to claim the "benefice de discussion" and the "benefice de division" vis a vis Idenix SARL and all of its co-debtors. The guarantor shall not invoke any subrogation and shall refrain from taking any action which may result in competing with the SERM, until such time the latter shall have been reimbursed of all the amounts which are owed by Idenix SARL.

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All of the provisions of this undertaking shall remain in full effect regardless of the financial and legal evolution of Idenix SARL, or of its corporate form.

This guarantee shall be automatically terminated if the Promise becomes null and void (i) as a result of the non-satisfaction of the condition precedent provided in Article 6 of the Promise within the period provided, (ii) as a result of the non restatement of the Promise by Idenix SARL provided by Article 5 of the Promise, or (iii) in the event that by virtue of the provisions of Article 3.4 of the Promise, Idenix SARL and/or SERM terminate the Promise, even though it shall have been restated by the execution of the Lease Agreement.

Notwithstanding the foregoing, the obligations of Idenix Pharmaceuticals, Inc., under this joint and several guarantee shall remain in effect beyond any expiration of termination of the Promise or Lease Agreement until all the payment obligations of Idenix SARL under the Promise or the Lease Agreement have been performed.

All of the costs and fees which may be generated by this undertaking and its performance shall be borne by the guarantor.

This guarantee shall be governed by French law and shall become effective on the date of effectiveness of the Promise.

Exclusive jurisdiction is granted to the courts of the registered offices of the SERM for purposes of the performance of this undertaking.

This guarantee has been drawn up and executed in the French and English languages. In case of contradiction between the French and the English language versions, the provisions of the French version shall prevail.

Executed on December 15, 2004 in Cambridge, MA, USA

/s/ Andrea J. Corcoran
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Ms. Andrea J. Corcoran
Executive Vice President, Legal and Administration